ChromaDex Corporation Reports Third Quarter 2021 Financial Results
Total company net sales of $17.3 million for the three months ended September 30, 2021, with Tru Niagen® net sales of $14.8 million, up 24% from the prior year quarter and gross margin of 61.1% for the quarter.

LOS ANGELES, CA - November 3, 2021 - ChromaDex Corp. (NASDAQ:CDXC) today announced financial results for the third quarter of 2021.

Third Quarter 2021 and Recent Highlights
•Total net sales were $17.3 million, up 22% from the prior year quarter.
•Tru Niagen® net sales were $14.8 million, a 24% increase from the prior year quarter.
•Gross margin was 61.1%, a 150 basis point increase from the prior year quarter.
•Net loss was $(8.9) million or $(0.13) per share, a decline of $0.06 per share from the prior year quarter.
•Adjusted EBITDA excluding total legal expense, a non-GAAP measure, was a loss of $(0.6) million, a $0.5 million decline from the prior year quarter.
•Announced partnership with Sinopharm Xingsha, a subsidiary of one of China’s largest pharmaceutical companies, to conduct cross-border sales of Tru Niagen in Mainland China, and collaborate to secure Health Food Registration.
•Study published in September 2021 on nicotinamide riboside (NR) supplementation in children with Ataxia-Telangiectasia (AT), a prematurely aging population, showed improvement in ataxia scores and increased antibodies in immune-compromised patients.
•Clinical study published in October 2021 in Molecular Systems Biology finds nutritional protocol including nicotinamide riboside (NR) significantly decreases liver fat and improves liver function.
“This quarter marks an inflection point for ChromaDex,” said CEO, Rob Fried. “With the litigation largely behind us, we are focusing more resources, both human and financial, on building the Tru Niagen® brand, furthering our science, and developing our global partnerships. We recently partnered with Sinopharm Xingsha, one of the most prestigious healthcare companies in China, which will enable us to capitalize on the tremendous opportunity for Tru Niagen® in that market.”

 Results of operations for the three months ended September 30, 2021

For the three months ended September 30, 2021 (“Q3 2021”), ChromaDex reported net sales of $17.3 million, up $3.1 million or 22% compared to the third quarter of 2020 (“Q3 2020”). The increase in Q3 2021 revenues was largely driven by growth in sales of Tru Niagen® paired with slight growth in Niagen® and other ingredient sales.

Gross margin percentage improved by 150 basis points to 61.1% in Q3 2021 compared to 59.6% in Q3 2020. The improvement in gross margin percentage was driven by the positive impact of increased Tru Niagen® consumer product sales and product cost savings initiatives.

Operating expenses increased by $6.8 million to $19.4 million in Q3 2021, compared to $12.7 million in Q3 2020. The increase in operating expenses was driven by $2.0 million of higher selling and marketing expenses and a $4.6 million increase in general and administrative expense. The increase in general and administrative expense was primarily driven by $3.7 million of higher legal expense.

The net loss for Q3 2021 was $(8.9) million or $(0.13) per share as reported compared to a net loss of $(4.2) million or $(0.07) per share for Q3 2020 as reported. Adjusted EBITDA excluding total legal expense, a non-GAAP measure, was a loss of $(0.6) million for Q3 2021, compared to a loss of $(0.1) million for Q3 2020, a $0.5 million decline. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of non-GAAP Adjusted EBITDA excluding total legal expense to net loss, the most directly comparable GAAP measure.

For Q3 2021, the net cash outflow from operating activities was $(5.9) million, compared to $(3.8) million in Q3 2020.

2021 Full Year Outlook
Looking forward, for the full year, the Company expects continued, steady revenue growth driven by its global e-commerce business, as well as growth with existing and new strategic partners. The Company expects slightly better than 60% gross margin and slightly higher general and administrative expense, excluding severance, restructuring and legal expense, for full year 2021. The Company plans to increase investments and resources to drive brand awareness and accelerate its research and development pipeline to capitalize on growth in the nicotinamide adenine dinucleotide (NAD+) market globally. Accordingly, the Company expects higher research and development expense and higher selling and marketing expense as a percentage of net sales year-over-year.
Investor Conference Call
A live webcast will be held Wednesday, November 3, 2021 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss ChromaDex’s third-quarter financial results and provide a general business update.
To listen to the webcast, or to view the earnings press release and its accompanying financial exhibits, please visit the Investors Relations section of ChromaDex’s website at http://chromadex.com. The toll-free dial-in information for this call is 1-888-510-2008 with Conference ID: 4126168.
The webcast will be recorded, and will be available for replay via the website from 7:30 p.m. Eastern time on November 3, 2021 to 11:59 p.m. Eastern time on November 10, 2021. The replay of the call can also be accessed by dialing 800-770-2030, using the Replay ID: 4126168.
Important Note on Forward Looking Statements:
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects,” “anticipates,” “intends” “estimates,” “plans,” “potential,” “possible,” “probable,” “believes” “seeks,” “may,” “will,” “should,” “could” or the negative of such terms or other similar expressions. Such statements include the quotation from ChromaDex’s Chief Executive Officer, and statements related to the company’s 2021 financial outlook. More detailed information about ChromaDex and the risk factors that may affect the realization of forward-looking statements is set forth in ChromaDex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, ChromaDex’s Quarterly Reports on Form 10-Q and other filings submitted by ChromaDex to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and actual results may differ materially from those suggested by these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement and ChromaDex undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.
About ChromaDex:
ChromaDex Corporation is a global bioscience company dedicated to healthy aging. The ChromaDex team, which includes world-renowned scientists, is pioneering research on nicotinamide adenine dinucleotide (NAD+), levels of which decline with age. ChromaDex is the innovator behind NAD+ precursor nicotinamide riboside (NR), commercialized as the flagship ingredient Niagen®. Nicotinamide riboside and other NAD+ precursors are protected by ChromaDex’s patent portfolio. ChromaDex delivers Niagen® as the sole active ingredient in its consumer product Tru Niagen® available at www.truniagen.com and through partnerships with global retailers and distributors. Follow us on Twitter @ChromaDex and subscribe to our latest news via our website accessible at www.chromadex.com to which ChromaDex regularly posts copies of its press releases as well as additional updates and financial information about the Company.

Contacts:

Investor Relations	Media Relations
Brianna Gerber	Alex Worsham
Vice President of Finance and Investor Relations	Vice President of Global Marketing & Communications
949-419-0288 ext. 127	310-388-6706 ext. 689
briannag@chromadex.com	alexw@chromadex.com

ChromaDex Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
(In thousands, except per share data)
Sales, net	$17,308	$14,180	$49,690	$43,812
Cost of sales	6,730	5,726	19,068	17,959
Gross profit	10,578	8,454	30,622	25,853
Operating expenses:
Sales and marketing	7,221	5,223	19,711	14,629
Research and development	996	841	2,787	2,545
General and administrative	11,202	6,586	29,881	22,452
Total operating expenses	19,419	12,650	52,379	39,626
Operating loss	(8,841)	(4,196)	(21,757)	(13,773)

Interest expense, net	(15)	(19)	(46)	(55)
Net loss	$(8,856)	$(4,215)	$(21,803)	$(13,828)

Basic and diluted loss per share attributable to common stockholders:	$(0.13)	$(0.07)	$(0.33)	$(0.23)

Basic and diluted weighted average common shares outstanding	68,236	61,695	66,811	60,797

See Notes to Consolidated Financial Statements in Part I Item 1 of ChromaDex’s Quarterly Report on Form 10-Q to be filed with Securities and Exchange Commission on November 3, 2021.

ChromaDex Corporation and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

	Sep 30, 2021	Dec 31, 2020
(In thousands except par values, unless otherwise indicated)
Assets
Current assets:
Cash, including restricted cash of $0.2 million for both periods	$33,102	$16,697
Trade receivables, net of allowances of $37 and $189, respectively; Including receivables from Related Party of: $2.3 million and $0.9 million, respectively.	5,295	2,694
Inventories	12,676	11,683
Prepaid expenses and other assets	1,762	1,145
Total current assets	52,835	32,219

Leasehold improvements and equipment, net	3,084	3,206
Intangible assets, net	908	1,082
Right-of-use assets	3,049	1,226
Other long-term assets	576	625
Total assets	$60,452	$38,358
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$10,804	$9,445
Accrued expenses	6,331	6,133
Current maturities of operating lease obligations	447	589
Current maturities of finance lease obligations	13	31
Customer deposits	175	278
Total current liabilities	17,770	16,476
Deferred revenue	4,346	4,441
Operating lease obligations, less current maturities	2,876	997
Finance lease obligations, less current maturities	11	20
Total liabilities	25,003	21,934

Commitments and Contingencies

Equity
ChromaDex Corporation and subsidiaries stockholders' equity:
Common stock, $0.001 par value; authorized 150,000 shares; 68,094 shares and 61,881 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively.	68	62
Additional paid-in capital	199,011	158,190
Accumulated deficit	(163,628)	(141,825)
Cumulative translation adjustments	(2)	(3)
Total stockholders’ equity	35,449	16,424
Total liabilities and stockholders’ equity	$60,452	$38,358

See Notes to Consolidated Financial Statements in Part I Item 1 of ChromaDex’s Quarterly Report on Form 10-Q to be filed with Securities and Exchange Commission on November 3, 2021.

ChromaDex Corporation and Subsidiaries
Unaudited Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA
	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
(In thousands)
Net loss, as reported	$(8,856)	$(5,566)	$(7,381)	$(6,097)	$(4,215)
Adjustments:
Interest expense, net	15	12	19	16	19
Depreciation	232	226	221	219	220
Amortization of intangibles	53	61	60	61	60
Amortization of right of use assets	131	128	126	115	97
Share-based compensation	1,822	1,616	1,284	1,778	1,574
Severance and restructuring	342	13	(10)	329	224
Adjusted EBITDA	$(6,261)	$(3,510)	$(5,681)	$(3,579)	$(2,021)

Total legal expense	5,640	4,150	5,010	2,468	1,896

Adjusted EBITDA excluding total legal expense	$(621)	$640	$(671)	$(1,111)	$(125)

Non-GAAP Financial Information:

ChromaDex discloses adjusted EBITDA excluding (a) interest, (b) depreciation, (c) amortization, (d) non-cash share-based compensation costs, (e) severance and restructuring expense and (f) total legal expense. ChromaDex uses this non-GAAP measure when evaluating its financial results as well as for internal resource management, planning and forecasting purposes. ChromaDex believes the presentation of its non-GAAP financial measure provides important supplemental information to management and investors and enhances the overall understanding of the company’s historical and current financial operating performance. The company believes disclosure of adjusted EBITDA has substance because the excluded expenses are infrequent in nature, are variable in nature or do not represent current cash expenditures. Non-GAAP measures should not be viewed in isolation from or as a substitute for ChromaDex’s financial results in accordance with GAAP.